Exhibit 99.1

(3) The shares of Common Stock issuable upon conversion of the Preferred Stock are held as follows: 1,116,596 shares of common stock held by Sanderling Venture Partners V, L.P., 273,434 shares of common stock held by Sanderling V Biomedical, L.P., 155,143 shares of common stock held by Sanderling V Limited Partnership, 138,046 shares of common stock held by Sanderling V Beteiligungs GmbH & Co. KG, 88,963 shares of common stock held by Sanderling V Ventures Management, 281,053 shares of common stock held by Sanderling V Biomedical Co-Investment Fund, L.P., 463,582 shares of common stock held by Sanderling Venture Partners V Co-Investment Fund, L.P., 759,370 shares of common stock held by Sanderling V Strategic Exit Fund, L.P. (collectively, the Sanderling V Shares), 797,346 shares of common stock held by Sanderling Venture Partners VI Co-Investment Fund, L.P., 15,431 shares of common stock held by Sanderling VI Beteiligungs GmbH & Co. KG, 18,384 shares of common stock held by Sanderling VI Limited Partnership, 7,543 shares of common stock held by Sanderling Ventures Management VI (collectively, the Sanderling VI Shares) and 3,446 shares of common stock held by Middleton-McNeil Retirement Trust. Timothy J. Wollaeger, one of the Issuer’s directors, Fred A. Middleton, Robert G. McNeil and Timothy C. Mills share voting and investment power with respect to the Sanderling V Shares. Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger share voting and investment power with respect to the Sanderling VI Shares. Fred A. Middleton and Robert G. McNeil share voting and investment power with respect to the shares held by the Middleton-McNeil Retirement Trust. Each of these individuals disclaims beneficial ownership of such securities, except to the extent of his or her pecuniary interest therein.